Exhibit 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for the Third Quarter 2013 and
Will Host Conference Call and Webcast on November 1, 2013
Burr Ridge, Illinois – (October 30, 2013) BankFinancial Corporation (Nasdaq – BFIN) filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.
BankFinancial reported net income of $1.0 million, or $0.05 per common share, for the three months ended September 30, 2013, compared to a loss of $5.2 million, or $0.26 per common share, for the three months ended September 30, 2012. BankFinancial also reported net income of $1.8 million, or $0.09 per common share, for the nine months ended September 30, 2013, compared to a loss of $2.1 million, or $0.11 per common share, for the nine months ended September 30, 2012. At September 30, 2013, BankFinancial had total assets of $1.442 billion, total loans of $1.035 billion, total deposits of $1.250 billion and stockholders' equity of $174 million.
The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com, at the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review third quarter 2013 results in a conference call and webcast for stockholders and analysts on Friday, November 1, 2013 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (877) 703-6109 using participant passcode 66046156. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those persons unable to participate in the conference call, the webcast will be archived through 11:59 p.m. Chicago Time on Friday, November 15, 2013 on our website.
BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 20 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s web site, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial's web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234